Exhibit 99.1

FOR:	Home Products International, Inc.
APPROVED BY:	James R. Tennant, Chairman & CEO Home Products International, Inc. (773) 890-1010
FOR IMMEDIATE RELEASE
CONTACT:	Investor Relations:
James Winslow, Executive VP & CFO
Home Products International, Inc.
(773) 890-1010

HOME PRODUCTS INTERNATIONAL ANNOUNCES

FIRST QUARTER RESULTS

Chicago, IL, April 28, 2004—Home Products International, Inc. (Nasdaq SmallCap: HOMZ), (the “Company”), a leader in the housewares industry, today announced financial results for the first quarter of its 2004 fiscal year.

The Company reported a loss of $0.2 million, $(0.03) per share, for the first quarter ended March 27, 2004 as compared to a loss in the first quarter of 2003 of $3.1 million, $(0.40) per share. The earnings improvement as compared to a year ago was due to higher sales, bad debt recoveries, spending cuts, and improved factory efficiencies. Increased raw material costs had a significant negative impact on results.

Sales in the quarter increased to $53.2 million from $49.1 million a year ago. The sales increase of 8% was due to unit gains at the Company’s largest customers. The Company reported positive cash flow (which the Company defines as the net change in cash and debt) during the first quarter of $12.6 million. Reductions in working capital, primarily receivables, provided the positive cash flow. The Company continues to be in compliance with all of its

HPI: Announces First Quarter Results	Page 2

loan covenants. At March 27, 2004, the Company had no borrowings outstanding under its $50 million senior loan agreement. Availability to borrow based on the Company’s asset base and outstanding letters of credit was $38 million.

Commenting on the results, James R. Tennant, chairman and chief executive officer, stated, “While we are pleased by the sales unit gains, we still face a difficult environment. The cost of our primary raw materials, plastic resin and steel, has continued to trend higher. As of yet, we have been unable to recover the cost increases through selling price adjustments. The reduction in our loss, as compared to the first quarter of last year, was due in large part to higher sales, reductions in bad debt expense and across the board operating expense reductions.”

Mr. Tennant concluded, “As we look forward, until we see our raw material pricing return to more historical levels and without the ability to significantly adjust our selling prices upward, it is unlikely that we will achieve full-year profitability in the near term.”

The Company’s first quarter conference call will take place Wednesday, April 28, 2004, starting at 11:00 a.m. Eastern Time (10:00 a.m. CT, 9:00 a.m. MT, and 8:00 a.m. PT). Dial 800/406-5345, and give confirmation code 124541 approximately 10 minutes prior to conference time.

A replay of the Company’s first quarter conference call will be available from 2:00 p.m. Eastern Time April 28, 2004 through midnight Eastern Time May 5, 2004. Dial 888/203-1112, then enter confirmation code 124541.

HPI: Announces First Quarter Results	Page 3

Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products through national and regional discounters including Kmart, Wal-Mart and Target, hardware/home centers, food/drug stores, juvenile stores and specialty stores.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements that may concern the Company’s future growth, operating results, product development, markets and competitive position. While management makes its best efforts to be accurate in making these forward-looking statements, such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions, including those identified below as well as other risks not yet known to the Company or not currently considered material by the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. These risks include unanticipated plant closing costs; unanticipated difficulties and costs associated with the relocation of equipment and the manufacture or sourcing of products; market risks such as increased competition for both the Company and its end users and changes in retail distribution channels; dependence on a few large customers; economic risks; financial risks such as fluctuations in the price of raw materials, future liquidity and access to debt and equity markets. For a more detailed description of these and other risk factors, please refer to the Company’s 10 K, 10-Q and other SEC filings. The Company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.

Home Products International, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

($ in thousands)

	March 27, 2004	December 27, 2003
Cash	$3,510	$797
Accounts receivable, net	34,194	47,963
Inventories	23,088	17,903
Prepaid expenses and other current assets	2,802	2,421

Current assets	63,594	69,084

Fixed assets, net	31,730	32,812
Other non-current assets	3,221	4,019
Other intangibles, net	484	608
Goodwill, net	73,752	73,752

Total assets	$172,781	$180,275

Revolving line of credit and other current debt	$158	$9,969
Accounts payable	23,138	21,425
Accrued liabilities	18,566	17,976

Current liabilities	41,862	49,370

Long term debt	120,546	120,578
Other non-current liabilities	4,241	3,986

Long term debt and other non-current liabilities	124,787	124,564

Stockholders’ equity	6,132	6,341

Total liabilities and stockholders’ equity	$172,781	$180,275

Home Products International, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

($ in thousands, except share and per share amounts)

	Thirteen weeks ended March 27, 2004			Thirteen weeks ended March 29, 2003
Net sales	$53,190	100.0%		$49,129	100.0%
Cost of goods sold	43,289	81.4%		40,459	82.4%

Gross profit	9,901	18.6%		8,670	17.6%

Selling, general and administrative expenses	6,713	12.6%		8,232	16.8%
Amortization of intangibles	124	0.2%		126	0.3%

Operating profit	3,064	5.8%		312	0.5%

Interest expense	(3,255)	(6.1%	)	(3,477)	(7.1%	)
Other (expense) income	(5)	(0.0%	)	43	0.1%

Loss before income taxes	(196)	(0.3%	)	(3,122)	(6.5%	)

Income tax expense	(7)	(0.0%	)	(24)	(0.0%	)

Net loss	$(203)	(0.3%	)	$(3,146)	(6.5%	)

Net loss per share:
Basic	$(0.03)			$(0.40)
Diluted	$(0.03)			$(0.40)
Number of weighted average common shares outstanding:
Basic	7,986,556			7,898,829
Diluted	7,986,556			7,898,829

Home Products International, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Amounts in thousands)

	Thirteen weeks ended
	March 27, 2004	March 29, 2003
Operating activities:
Net loss	$(203)	$(3,146)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,130	2,346
Amortization of restricted stock compensation	—	57
Other, net	1,039	350
Changes in current assets and liabilities:
Decrease in accounts receivable	13,769	24,481
Increase in inventories	(5,185)	(2,597)
Increase in prepaid expenses and other	(381)	(143)
Increase (decrease) in accounts payable	1,713	(4,509)
Increase (decrease) in accrued liabilities	590	(6,224)

Net cash provided by operating activities	13,472	10,615

Investing activities:
Capital expenditures, net	(924)	(1,236)

Net cash used in investing activities	(924)	(1,236)

Financing activities:
Net repayments under loan and security agreement	(9,811)	—
Payments of capital lease obligation	(32)	(23)
Exercise of stock options, issuance of common stock under stock purchase plan and other	8	28

Net cash (used in) provided by financing activities	(9,835)	5

Net increase in cash and cash equivalents	2,713	9,384
Cash and cash equivalents at beginning of period	797	3,974

Cash and cash equivalents at end of period	$3,510	$13,358